                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                         UNITED THERAPEUTICS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91307C102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      --------------------
CUSIP No. 91307C102                     13G                Page 2 of 11 Pages
---------------------                                      --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /_/
                                                                 (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED         ---------------------------------------------------------
          BY             6  SHARED VOTING POWER
         EACH
      REPORTING             67,600 (see Item 4)
        PERSON        ---------------------------------------------------------
         WITH            7  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            67,600 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           67,600 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No. 91307C102                     13G                Page 3 of 11 Pages
---------------------                                      --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /_/
                                                                     (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             67,600 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            67,600 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           67,600 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No. 91307C102                     13G                Page 4 of 11 Pages
---------------------                                      --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /_/
                                                                (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             51,000 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            51,000 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,000 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.2% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No. 91307C102                     13G                Page 5 of 11 Pages
---------------------                                      --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /_/
                                                                   (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED         ----------------------------------------------------------
          BY             6  SHARED VOTING POWER
         EACH
      REPORTING             0 (see Item 4)
        PERSON        ----------------------------------------------------------
         WITH            7  SOLE DISPOSITIVE POWER

                            0
                      ----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                      --------------------
CUSIP No. 91307C102                     13G                Page 6 of 11 Pages
---------------------                                      --------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /_/
                                                                 (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             118,600 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            118,600 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           118,600 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)        NAME OF ISSUER:

                 United Therapeutics Corporation

ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 1110 Spring Street
                 Silver Spring, ND  20910

ITEMS 2(a)       NAME OF PERSON FILING:

                 This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock, par value $0.01 per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (iv) Sigma Capital Management, LLC ("Sigma Management") and (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, CR Intrinsic Investors and CR Intrinsic Investments.

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                 The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management and Sigma Management is 540 Madison Avenue, New York, New York 10022.

ITEM 2(c)        CITIZENSHIP:

                 SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

                 Common Stock, par value $0.01 per share

ITEM 2(e)       CUSIP NUMBER:

                91307C102

ITEM 3          Not Applicable

ITEM 4          OWNERSHIP:

                The percentages used herein are calculated based upon the Shares issued and outstanding as of October 28, 2005 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ended September 30, 2005.

                As of the close of business on December 30, 2005:

                1. S.A.C. Capital Advisors, LLC
                (a) Amount beneficially owned: 67,600
                (b) Percent of class: 0.3%
                (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 67,600
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 67,600

                2. S.A.C. Capital Management, LLC
                (a) Amount beneficially owned: 67,600
                (b) Percent of class: 0.3%
                (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 67,600
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 67,600

                3. CR Intrinsic Investors, LLC
                (a) Amount beneficially owned: 51,000
                (b) Percent of class: 0.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 51,000
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 51,000

                4. Sigma Capital Management, LLC
                (a) Amount beneficially owned:  0
                (b) Percent of class: 0 %
                (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: -0-
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 0

                5. Steven A. Cohen
                (a) Amount beneficially owned: 118,600
                (b) Percent of class: 0.5%
                (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 118,600
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 118,600

                SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no Shares. Sigma Management owns no shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to an investment management agreement, CR Intrinsic Investors has investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 67,600 Shares (constituting approximately 0.3% of the Shares outstanding) and (ii) CR Intrinsic and Mr. Cohen may be deemed to own beneficially 51,000 shares (constituting approximately 0.2% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement. SAC Associates disclaims beneficial ownership of any of the securities owned by CR Intrinsic Investments.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /x/

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                ANOTHER PERSON:

                Not Applicable

ITEM 7          IDENTIFICATION AND CLASSIFICATION OF THE
                SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                REPORTED ON BY THE PARENT HOLDING COMPANY:

                Not Applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                OF THE GROUP:

                Not Applicable

ITEM 9          NOTICE OF DISSOLUTION OF GROUP:

                Not Applicable

ITEM 10         CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

SIGMA CAPITAL MANAGEMENT, LLC



By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person